Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-129454, 333-168797) on Form S-8 of PNM Resources, Inc. of our report dated May 19, 2011, with respect to the statements of net assets available for benefits of PNM Resources, Inc. Retirement Savings Plan as of December 31, 2010, the related statement of changes in net assets available for benefits for the year then ended December 31, 2010, and the related supplemental schedule as of December 31, 2010, appearing in this Annual Report (Form 11-K) of PNM Resources, Inc. Retirement Savings Plan.

 /s/ MOSS ADAMS LLP

Albuquerque, New Mexico
May 19, 2011